Exhibit 4.44

THE COMMON SHARES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE EXERCISED WITHIN THE UNITED STATES OR ON BEHALF OF ANY U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE 1933 ACT) UNLESS REGISTERED UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THE COMPENSATION OPTIONS EVIDENCED HEREBY ARE EXERCISABLE ON OR BEFORE 5:00 P. M. (TORONTO TIME) ON FEBRUARY 21, 2009, AFTER WHICH TIME THE WARRANTS EVIDENCED HEREBY SHALL BE DEEMED TO BE VOID AND OF NO FURTHER FORCE OR EFFECT.

NO.	February 21, 2007

UNDERWRITER’S WARRANT

TO ACQUIRE

COMPENSATION UNITS OF

ADHEREX TECHNOLOGIES INC.

THIS CERTIFIES that, for value received,                              in trust for Versant Partners Inc., 330 Bay St., Suite 711, Toronto, Ontario M5H 2S8 (the “Holder”), is the registered holder of                              (            ) Underwriter’s Warrants (the “Underwriter’s Warrants”) of Adherex Technologies Inc. (the “Corporation”), each Underwriter’s Warrant entitling the Holder, subject to the terms and conditions set forth in this Certificate, to acquire from the Corporation, one (1) compensation unit (a “Compensation Unit”) at a price as US$0.33 per Compensation Unit (the “Exercise Price”) at any time, and from time to time, commencing on the date hereof and continuing until 5:00 p.m. on February 21, 2009 (“Time of Expiry”). Each Compensation Unit shall, subject to adjustment in certain events, be comprised of one common share in the capital of the Corporation (an “Option Share”) , and one-half of one common share purchase warrant (each whole warrant a “Compensation Warrant” and collectively, the “Compensation Warrants”).

All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the underwriting and agency agreement between the Corporation and Versant Partners Inc. (the “Underwriter”), dated January 19, 2007 (the “Underwriter’s Agreement”).

The Holder may exercise the Underwriter’s Warrants at any time, and from time to time, until the Time of Expiry by completing the “Election to Exercise” attached as Schedule “A” to this Certificate.

In the event that the Underwriter’s Warrants are exercised by the Holder for Compensation Units in accordance with the terms hereof, the Compensation Warrants shall have the terms and conditions set forth in the Warrant Indenture dated February 21, 2007 by and between the Corporation and Computershare Trust Company of Canada, including the form of warrant certificate annexed thereto as Schedule “A” (the “Warrant Indenture”), which provides, among other things, that each whole Compensation Warrant shall be exercisable by the holder for one Common Share at a price of US$0.40 on or before the date which is 3 years following the Initial Closing Date.

1.	Manner of Exercise of Underwriter’s Warrants.

The Holder may exercise the Underwriter’s Warrants to purchase, to the extent hereinafter provided, all or any part of the Compensation Units, during and until the earlier of the Time of Expiry or until all of the Underwriter’s Warrants have been exercised.

2.	Notice of Exercise of the Underwriter’s Warrants and Payment.

The Underwriter’s Warrants shall be exercised in whole or in part upon providing notice in writing to the Corporation addressed to the Secretary or President of the Corporation at such place as the Corporation’s executive office may then be located (the “Notice”), in substantially the form of the Election to Exercise appended hereto as Schedule “A” or in such other form as may be acceptable to the Corporation, together with a certified cheque or bank draft representing the subscription price for the applicable number of Compensation Units. The “Exercise Date” shall be the date the Corporation receives the Notice and the subscription price for the Compensation Units to be purchased. In the event the Underwriter’s Warrants are exercised in part, the Corporation shall, contemporaneously with the issuance of the Compensation Units issuable on the exercise of the Underwriter’s Warrants so exercised, issue to the Holder Underwriter’s Warrants on identical terms in respect of that number of Compensation Units in respect of which the Holder has not exercised the Underwriter’s Warrants. These Underwriter’s Warrants shall effectively be surrendered, only upon personal delivery hereof or, if sent by mail or other means of transmission, upon actual receipt thereof by the Corporation at the office referred to above.

3.	Rights of a Shareholder and Warrantholder.

As promptly as possible and in any event within five (5) business days after receipt of the Notice and payment in full of the exercise price for the total number of Compensation Units to be purchased, the Corporation shall cause the Holder, or such person as may be designated by the Holder, to be recorded in its register of shareholders and warrantholders, as the case may be, as holder of the number of fully paid, non-assessable Option Shares and Compensation Warrants comprising the Compensation Units so issued (the date upon which the Holder is so recorded as registered holder being referred to in this paragraph 3 as the “Registry Date”). The Holder shall have full rights as a shareholder and warrantholder, as the case may be, with respect to Option Shares and Compensation Warrants acquired upon the due exercise of the Underwriter’s Warrants on or after the Registry Date. The Corporation agrees to issue share certificates and warrant certificates in respect of all Option Shares and Compensation Warrants so purchased as soon as possible after the Registry Date, and in any event within five (5) business days thereafter.

4.	Fractional Units.

No fractional Option Shares or Compensation Warrants shall be issued upon exercise of any Compensation Option. If any fractional interest in an Option Share or Compensation Warrant would, except for the provisions of the first sentence of this paragraph, be deliverable upon the exercise of a Compensation Option, the Corporation shall instead deliver to the Holder the nearest whole number of Option Shares or Compensation Warrants, as the case may be.

5.	Adjustment in Option Shares Subject to the Underwriter’s Warrants.

(a)

Corporate Changes. If, at any time after the Closing Date but prior to the Time of Expiry, the Corporation shall be a party to any reorganization, merger, dissolution or sale of all or substantially all of its assets, whether or not the Corporation is the surviving entity, as a result of which an adjustment is made to the Common Shares, the number of Option Shares issuable on exercise of each Underwriter’s Warrant shall be adjusted so as to apply to the securities to which the holders of that number of Option Shares of the Corporation subject to the unexercised Underwriter’s Warrants would have been entitled by reason of such reorganization, merger, dissolution or sale of all or substantially all of its assets (the “Event”), and the Exercise Price in effect immediately prior to the Event shall be adjusted to reflect such Event.

(b)	Subdivision or Consolidation of Shares.

(i)	If, at any time prior to the Time of Expiry, the Corporation shall subdivide its outstanding common shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding common shares of the Corporation shall be consolidated into a smaller number of shares, the Exercise Price in effect immediately prior to such consolidation shall be proportionately increased.

(ii)	Upon each adjustment of the Exercise Price as provided herein, the Holder shall thereafter be entitled to acquire, at the Exercise Price resulting from such adjustment, the number of Option Shares (calculated to the nearest tenth of an Option Share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Option Shares which may be acquired hereunder immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(c)	Change or Reclassification of Common Shares. If, at any time prior to the Time of Expiry, the Corporation shall change or reclassify its outstanding common shares into a different class of securities, the rights to purchase Option Shares evidenced by the Underwriter’s Warrants hereunder shall be adjusted as follows so as to apply to the successor class of securities:

(i)	the number of the successor class of securities which the Holder shall be entitled to acquire shall be that number of the successor class of securities which a holder of that number of Option Shares subject to the unexercised Underwriter’s Warrants immediately prior to the change or reclassification would have been entitled to by reason of such change or reclassification; and

(ii)	the Exercise Price in effect immediately prior to such change or reclassification shall be adjusted to reflect such change or reclassification.

(d)

Rights Offering to Shareholders. If, at any time prior to the Time of Expiry, the Corporation shall fix a record date or if a date of entitlement to receive is otherwise established (any such date being hereinafter referred to in this Subsection (d) as the “record date”) for the issuance of rights, options or warrants to all or substantially all the holders of the outstanding common shares of the Corporation entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase common shares of the Corporation or securities convertible into or exchangeable for common shares at a price per share or, as the case may be, having a conversion or exchange price per share less than 95% of the Fair Market Value (as hereinafter defined) on such record date, the Exercise Price shall be adjusted immediately after such record date to reflect the event discussed in this section (d); common shares owned by or held for the account of the Corporation or any subsidiary of the Corporation shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed; to the extent that any rights or warrants are not so issued or any such rights or warrants are not exercised prior to the expiration thereof, the Exercise Price shall then be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or to the Exercise Price which would then be in effect based upon the number of common shares or conversion or exchange rights contained in convertible or exchangeable securities actually issued upon the exercise of such rights or warrants, as the case may be.

(e)	Carry Over of Adjustments. No adjustment of the Exercise Price shall be made if the amount of such adjustment shall be less than 1% of the Exercise Price in effect immediately prior to the event giving rise to the adjustment, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least 1% of the Exercise Price.

(f)	Notice of Adjustment. Upon any adjustment of the number of Option Shares and upon any adjustment of the Exercise Price, then and in each such case the Corporation shall give written notice thereof to the Holder, which notice shall state the Exercise Price and the number of Option Shares or other securities subject to the unexercised Underwriter’s Warrants resulting from such adjustment, and shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the request of the Holder, there shall be transmitted promptly to the Holder a statement of the firm of independent chartered accountants retained to audit the financial statements of the Corporation to the effect that such firm concurs in the Corporation’s calculation of the change.

(g)	Other Notices. In case at any time prior to the Time of Expiry:

(i)	the Corporation shall declare any dividend upon its common shares payable in common shares or other securities of the Corporation;

(ii)	the Corporation shall offer for subscription pro rata to the holders of its common shares any additional shares of any class or other rights;

(iii)	there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation, amalgamation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

(iv)	there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, in any one or more of such cases, the Corporation shall give to the Holder (A) at least 10 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, amalgamation, merger, sale, dissolution, liquidation or winding-up and (B) in the case of any such reorganization, reclassification, consolidation, amalgamation, merger, sale, dissolution, liquidation or winding-up, at least 10 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of common shares shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of common shares shall be entitled to exchange their common shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, amalgamation, merger, sale, dissolution, liquidation or winding-up, as the case may be.

(h)	Common Shares to be Reserved. The Corporation will at all times keep available, and reserve if necessary under applicable law, out of its authorized common shares, solely for the purpose of issue upon the exercise of the Underwriter’s Warrants, such number of common shares as shall then be issuable upon the exercise of the Underwriter’s Warrants and Compensation Warrants. The Corporation covenants and agrees that all common shares which shall be so issuable will, upon payment of the Exercise Price, and in the case of the Compensation Warrants, upon the due and proper exercise of the Compensation Warrants and payment of the purchase price therefor, be duly authorized and issued as fully paid and non-assessable. The Corporation will take all such actions as may be necessary to ensure that all such common shares may be so issued without violation of any applicable law or of any applicable requirements of any exchange upon which the common shares of the Corporation may be listed or in respect of which the common shares are qualified for unlisted trading privileges.

(i)	Listing. The Corporation will, at its expense and as expeditiously as possible, use its reasonable commercial efforts to cause all Option Shares and common shares underlying the Compensation Warrants issuable upon the exercise of the Underwriter’s Warrants to be duly listed on the Toronto Stock Exchange (the “TSX”) and/or any other stock exchange upon which the common shares of the Corporation may be then listed prior to the issuance of such shares.

(j)	Issue Tax. The issuance of certificates for Option Shares and Compensation Warrants upon the exercise of Underwriter’s Warrants shall be made without charge to the Holder for any issuance tax in respect thereto.

(k)	Fair Market Value. For the purposes of any computation hereunder, the “Fair Market Value” of the Common Shares at any date shall be Current Market Price, as defined in the Warrant Indenture.

6.	Compensation Warrants; Adjustment to Compensation Warrants.

The Compensation Warrants shall be in the form of the warrant certificate annexed as Schedule “A” to the Warrant Indenture. All adjustments in connection with the Compensation Warrants shall be made in accordance with the terms of the Warrant Indenture, whether or not these Compensation Warrants have been issued.

7.	Proceedings Prior to any Action Requiring Adjustment.

As a condition precedent to the taking of any action which would require an adjustment in any of the acquisition rights pursuant to any of the Underwriter’s Warrants, including the number of Common Shares which are to be received upon the exercise thereof, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation or a successor corporation has unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the securities which the holders of such Underwriter’s Warrants are entitled to receive on the full exercise thereof in accordance with the provisions hereof.

8.	Replacement.

Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Certificate and, if requested by the Corporation, upon delivery of a bond of indemnity satisfactory to the Corporation (or, in the case of mutilation, upon surrender of this Agreement), the Corporation will issue to the Holder a replacement certificate (containing the same terms and conditions as this Certificate).

9.	No Further Rights.

Upon the exercise of the Underwriter’s Warrants in accordance with the terms herein, the Underwriter’s Warrants so exercised will be void and of no value or effect and the Holder shall have no further rights under this Certificate, other than the right to receive the Option Shares and Compensation Warrants duly exercised in accordance with the terms herein. The Holder will not have any rights under this Certificate after the Time of Expiry and this Certificate shall be deemed surrendered, shall be void and of no value or effect and the Holder shall have no further rights under this Certificate and the Certificate shall be cancelled by the Corporation.

10.	No Right as Shareholder.

The holding of the Underwriter’s Warrants evidenced by this Certificate shall not constitute the Holder a shareholder or warrantholder of the Corporation or entitle the Holder to any right or interest in respect thereof.

11.	United States Securities Laws.

The Underwriter’s Warrants represented hereby and securities which may be acquired hereunder have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state and, in the absence of such registration or the consent of the Corporation (which shall not be unreasonably withheld), may not be transferred to or exercised by or on behalf of any U.S. person or in the United States unless registered under the U.S. Securities Act and applicable state laws.

12.	Inability to Deliver Compensation Units.

If for any reason the Corporation is unable to issue and deliver the Option Shares, or Compensation Warrants as contemplated herein to the Holder the proper exercise by the Holder of the Underwriter’s Warrants evidenced hereby, the Corporation will pay, at the option of the Holder and in complete satisfaction of its obligations hereunder, to the Holder, in cash, an amount equal to the amount, if any, by which (as applicable);

(l)	the Fair Market Value of such Option Shares exceeds the Exercise Price as of the Exercise Date; and/or

(m)	the Fair Market Value of the common shares in the capital of the Corporation underlying the Compensation Warrants exceeds the exercise price of the Compensation Warrants as of the Exercise Date,

within 30 days after being requested to do so in writing by the Holder in accordance with the provisions hereof.

13.	Successors and Assigns.

This certificate shall enure to the benefit of and be binding upon the Corporation, its successors and assigns, the Holder and, subject as hereinbefore provided, its permitted successors and assigns.

14.	Time of the Essence.

Time shall be of the essence in this Agreement.

15.	Expiry Date.

The Underwriter’s Warrants shall expire and all rights to purchase Compensation Units hereunder shall cease and become null and void at 5:00 p.m. (Toronto time) on February 21, 2009.

16.	Covenant.

Except to the extent the Corporation participates in a merger or business combination transaction which is in the best interest of the Corporation and following which the Corporation is not a “reporting issuer”, so long as any Underwriter’s Warrants remain outstanding the Corporation covenants that it shall use all reasonable efforts to maintain its status as a reporting issuer not in default in the Offering Jurisdictions in which it is a reporting issuer (as such term is defined in the Securities Act (Ontario)) at the date hereof.

17.	Governing Law.

This Agreement and the Underwriter’s Warrants granted hereunder shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

IN WITNESS WHEREOF the Corporation has caused this Certificate to be signed by its duly authorized officers.

DATED as of February •, 2007.

ADHEREX TECHNOLOGIES INC.

Per:
Authorized Signing Officer

Schedule “A”

Election to Exercise

The undersigned hereby irrevocably elects to exercise the number of Underwriter’s Warrants of Adherex Technologies Inc. set out below for the number of Option Shares and Compensation Warrants (or other property or securities subject thereto) as set forth below:

(n)	Number of Underwriter’s Warrants to be Exercised

(o)	Number of Option Shares to be Acquired

(p)	Number of Compensation Warrants to be Acquired

(q)	Exercise Price (per Compensation Unit)

(r)	Aggregate Purchase Price [(a) multiplied by (d)]

and hereby tenders a certified cheque, bank draft or cash for such aggregate purchase price, and hereby directs that certificate(s) evidencing such Option Shares and Compensation Warrants to be registered as indicated below.

Please check the applicable box:

☐	(i)	the undersigned is not a U.S. person and these Underwriter’s Warrants are not being exercised within the United States or on behalf of a U.S. person; or

☐	(ii)	the undersigned has delivered herewith to the Corporation a written opinion of counsel to the effect that the exercise of these Underwriter’s Warrants by the undersigned is not subject to registration under the Securities Act of 1933, as amended, or the securities laws of any state of the United States.

DATED this      day of             .

[NAME OF HOLDER]

Per:
Name:
Title:

Direction as to Registration

Name of Registered Holder:

Address of Registered Holder: